Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, entered into and effective as of May 14, 2013, is made by and among Mr. Matthew Brown and Ms. Karen B. Wolf(each, a “Filer” and, collectively, the “Filers”) pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

 Each of the Filers hereby acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of each of the Filers and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the Filers without the necessity of filing additional joint filing agreements. Each Filer acknowledges that such Filer shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning such Filer contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any of the other Filers, except to the extent that such Filer knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice to the other Filers.

Dated: May 14, 2013

	By:	/s/ Matthew Brown
Mathew Brown

Dated: May 14, 2013

	By:	/s/ Karen B. Wolf
Karen B. Wolf